Dakota Territory Resource Corp Options
Barrick's  Richmond Hill Property

Lead, South Dakota, October 14, 2021 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that it has entered into a binding definitive option agreement (the "Definitive Agreement") to acquire LAC Minerals (USA) LLC ("LAC") and Homestake Mining Company of California's ("HMCC" or "Homestake") Richmond Hill Property in the Homestake District, South Dakota (the "Richmond Hill Property"). The Definitive Agreement aligns with Dakota Territory's strategic objective to be the premier South Dakota exploration company with the largest land and mineral tenure holdings in the historic Homestake District.

The Richmond Hill Property produced 172,000 oz of gold from 1988 to 1992, when it was shut down due to certain permitting issues. Historically defined oxide resources remain, and the property contains reclaimed but permitted leach pads and other operational infrastructure. Dakota Territory believes the property may have immediate potential for economic oxide gold resources but will concentrate its efforts in exploring for high grade Iron Formation targets similar to those identified at the Company's adjoining Maitland Project. HMCC and LAC are wholly owned subsidiaries of Barrick Gold Corporation ("Barrick").

Highlights include:

  Solidifies Dakota Territory as the leading South Dakota exploration company through increasing its property package to 34,657 mineral acres (38,918 acres total), the largest property package in the Homestake District.

  Three target types recognized on the Richmond Hill Property: 1) Pre-Cambrian Iron-Formation (two separate ledges outcrop on the property and contain high grade gold mineralization of Tertiary and/or Pre-Cambrian age), 2) Tertiary mineralization (oxide and sulfide) found in volcanic rocks, breccias, Paleozoic/Pre-Cambrian replacements, and structures defined by previous operator with potential for expansion (only partially explored and open in several directions), and 3) Breccia pipes (collapse breccias are open at depth with a potential high grade component).

  Initial Phase 1 $1 million drill program of 16-20 holes for 9,000 feet that the Company anticipates commencing in the first quarter of 2022 to follow up on the above three targets.

  Contains immediate drilling targets for key target types being pursued by Dakota Territory in the greater Homestake District.

  Increases Barrick's potential shareholdings to 5.55 million shares of common stock of the Company ("Shares"), representing a potential 7.48% interest in Dakota Territory

Under the terms of the Definitive Agreement, Dakota Territory has a three-year option to acquire 2,126 acres of surface and mineral rights with attendant facilities held by HMCC and LAC (the "Option") (see the map below). On signing of the Option, Dakota Territory will issue 400,000 Shares to Barrick and will make annual Option payments of US$100,000 during the Option period. Dakota Territory may exercise the Option on or before September 7, 2024, by assuming all of the liabilities and bonds currently held by LAC and HMCC for the Richmond Hill Property. In addition, on exercise of the Option, Dakota Territory will issue Barrick an additional 400,000 shares and grant a 1% NSR to Barrick with respect to any gold that may be recovered from the Richmond Hill Property.

Jonathan Awde, President and CEO of Dakota Territory stated "We are pleased to enter into our third agreement with Barrick in the past year. Barrick already is a significant shareholder in Dakota Territory, giving them an indirect interest in the broader Homestake District. The Richmond Hill option provides Dakota Territory with an additional 2,126 acres of patented mining claims with surface facilities. The property also contains historic resources and other significant discoveries that we think will help expedite our success in addition to Dakota Territory's greater district interests."

"Barrick is again pleased to support Dakota Territory's exploration efforts in the Homestake District. The Dakota Territory team has the vision and capability to make a positive contribution in the Homestake District and in the State of South Dakota," said Patrick Malone who oversees Barrick's North American closure sites. "Dakota Territory has committed to build on the legacy of best practice environmental stewardship that Barrick has followed since suspending mining operations at the Homestake Mine in 2002 and we expect that Dakota Territory will wisely use existing infrastructure to minimize further disturbance of any new development activity. "

Todd Duex, geologic consultant to Dakota Territory and past geologist at the Richmond Hill Property, stated "Having worked at Richmond Hill and conducted exploration in the surrounding area, I am excited to get back to the project and continue the exploration work we suspended in 1992. This option agreement will allow Dakota Territory access to the property with the ability to quickly focus on the most important opportunities with synergies to other Dakota Territory targets in the Homestake District."

With more than US$50 million in working capital, Dakota Territory is well-funded to carry out its exploration activities during the term of the Option and to identify new mineral opportunities in the historic Homestake District, which has thus far produced more than 44 million ounces of gold.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Homestake District of South Dakota.

Inquiries

Shareholder and Investor Inquiries: For more information, please contact Jonathan Awde at 604-761-5251 or JAwde@gold-sd.com.

Social and Public Relations Inquiries: For more information, please contact Elizabeth Sailer at 605-580- 0480 or info@gold-sd.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding the Definitive Agreement and the Option. These forward-looking statements are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others, the Company's ability to exercise the Option, the timing of the exercise of the Option, the consideration for the Option, the Company's exploration plans and anticipated exploration results, the potential for gold mineralization in the properties subject to the Option, the price of gold, synergies with the Company's existing assets, the Company's use of disturbed land, the Company's use of historic data, the state of the economy and financial markets generally and the effect on our industry, and the market for our common stock. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2021, as amended, as updated by annual, quarterly and other reports and documents that we file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law.